Exhibit 99.1

News Release

Sunoco LP Announces Second Quarter 2016 Financial and Operating Results

•	Generated Net Income of $72.1 million, Adjusted EBITDA of $164.0 million and Distributable Cash Flow, as adjusted, of $92.2 million
•	Increased quarterly distribution by 1.0 percent versus 1Q 2016 and 19.1 percent versus 2Q 2015
•	Opened 6 new-to-industry locations with 23 currently under construction
•	Completed acquisitions of retail and wholesale assets in Texas and New York

Conference Call Scheduled for 9:00 a.m. CT (10:00 a.m. ET) on Thursday, August 4

DALLAS, August 3, 2016 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended June 30, 2016.

Revenue totaled $4.1 billion, a decrease of 19.6 percent, compared to $5.1 billion in the second quarter of 2015. The decline was the result of a 60.5 cent per gallon decrease in the average selling price of fuel partly offset by an increase in retail merchandise sales.

Total gross profit was $580.6 million, compared to $545.2 million in the second quarter of 2015.  Key drivers of the increase were a higher total weighted average fuel margin, an increase in merchandise margin and the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months.

Income from operations was $124.2 million, versus $123.7 million in the second quarter of 2015, reflecting an increase in gross profit offset by higher general and administrative and other operating expenses.

Net income attributable to partners was $72.1 million, or $0.53 per diluted unit, versus $34.9 million, or $0.87 per diluted unit, in the second quarter of 2015.

Adjusted EBITDA (1) for the quarter totaled $164.0 million, compared with $142.4 million in the second quarter of 2015.  The favorable year-over-year comparison reflects stronger retail fuel and merchandise margins, the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months offset by weaker wholesale margins.

Distributable cash flow attributable to partners (1), as adjusted, was $92.2 million, compared to $39.3 million a year earlier.

On a weighted-average basis, fuel margin for all gallons sold increased to 13.8 cents per gallon, compared to 12.9 cents per gallon in the second quarter of 2015.  The increase was primarily attributable to an increase in margins in both the retail and wholesale segments.

Net income attributable to partners for the wholesale segment was $83.2 million compared to $30.7 million a year ago.  Adjusted EBITDA was $77.3 million, versus $61.5 million in the second quarter of last year.  Total wholesale gallons sold were 1,315.7 million, compared with 1,285.0 million in the second quarter of 2015, an increase of 2.4 percent.  This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 8.8 cents per gallon on these volumes, compared to 8.6 cents per gallon a year earlier.

Exhibit 99.1

Net loss attributable to partners for the retail segment was $11.0 million compared to a net income of $4.2 million a year ago.  Adjusted EBITDA was $86.7 million, versus $80.9 million in the second quarter of last year.  Total retail gallons sold increased by 0.3 percent to 641.2 million gallons as a result of the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months.  The Partnership earned 24.0 cents per gallon on these volumes, compared to 21.4 cents per gallon a year earlier.

Total merchandise sales increased by 2.8 percent from a year ago to $576.6 million, reflecting the contribution from third party acquisitions and new-to-industry locations opened during the last 12  months.  Merchandise sales contributed $187.3 million of gross profit with a retail merchandise margin of 32.5 percent, a 100 basis point increase from the second quarter of 2015.

Same-store merchandise sales decreased by 1.8 percent, reflecting continued weakness in SUN’s convenience store operations in the Texas oil producing regions and inclement weather in May in Texas and on the East Coast.  Same-store fuel sales decreased by 2.8 percent as a result of weakness throughout the state of Texas, particularly lower year-over-year activity in oil producing markets.  In the Texas oil producing regions, same-store merchandise sales decreased by 15.6 percent, and same-store fuel sales declined 17.9 percent.  Excluding the oil producing regions, same-store sales increased by 0.6 percent, and same-store gallons decreased by 1.0 percent.

As of June 30, SUN operated approximately 1,340 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party operated sites totaled approximately 5,600 locations.

SUN’s other recent accomplishments include the following:

•

Completed the acquisition of retail locations serving the upstate New York market from Valentine Stores, Inc., including 18 company-operated convenience stores that sell approximately 20 million gallons of fuel annually.

•

Completed the acquisition of the "Rattlers" convenience store assets and wholesale fuel business from Kolkhorst Petroleum, Inc. This includes 14 company-operated locations and wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations in the Austin, Houston and Waco, Texas markets totaling approximately 46 million gallons annually.

•

Entered into an agreement to purchase the fuels business of Emerge Energy Services LP (NYSE: EMES) for $178.5 million, subject to working capital adjustments.  This includes Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, which engage in the processing of transmix and the distribution of refined fuels.  These two processing plants have attached refined product terminals with over 800,000 barrels of storage capacity.

•

Entered into an agreement to purchase the convenience store, wholesale motor fuel distribution and commercial fuels distribution businesses serving East Texas and Louisiana from Denny Oil Company, Inc. The purchase agreement comprises six company-operated locations and approximately 127 supply contracts with dealer-owned and dealer-operated sites and over 500 commercial customers.

•

Issued $800.0 million of 6.25% Senior Notes due 2021 through an upsized private offering that raised proceeds, net of underwriter fees and expenses, of $789.4 million.  The notes proceeds were used to repay outstanding borrowings under the senior secured term loan facility.

SUN’s segment results and other supplementary data are provided after the financial tables below.

Distribution Increase

On July 26, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2016 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis.  This represents a 1.0 percent increase compared to the distribution for the first quarter of 2016 and a 19.1 percent increase compared with the second quarter of 2015. This is the

Exhibit 99.1

Partnership’s thirteenth consecutive quarterly increase. The distribution will be paid on August 15 to unitholders of record on August 5.

SUN’s distribution coverage ratio for the second quarter was 0.93 times. The distribution coverage ratio on a trailing 12-month basis was 1.20 times.

Liquidity

At June 30, SUN had borrowings against its revolving line of credit of $675.0 million and other long-term debt of $3.6 billion.  Availability on the revolving credit facility after borrowings and letters of credit commitments was $802.8 million.  Net debt to Adjusted EBITDA, pro forma for acquisitions, was 5.2 times at the end of the second quarter.

(1)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Earnings Conference Call

Sunoco LP management will hold a conference call on Thursday, August 4, at 9:00 a.m. CT (10:00 a.m. ET) to discuss second quarter results and recent developments.  To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands)  and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Exhibit 99.1

Contacts

Investors:

Scott Grischow, Senior Director – Investor Relations and Treasury

(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst – Investor Relations and Finance

(469) 646-1328, patrick.graham@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jeff.shields@sunoco.com

- Financial Schedules Follow –

Exhibit 99.1

SUNOCO LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

(unaudited)

	June 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$83,175	$72,627
Advances to affiliates	—	365,536
Accounts receivable, net	385,678	308,285
Accounts receivable from affiliates	7,138	8,074
Inventories, net	496,829	467,291
Other current assets	57,655	46,080
Total current assets	1,030,475	1,267,893
Property and equipment, net	3,228,409	3,154,826
Other assets:
Goodwill	3,153,657	3,111,262
Intangible assets, net	1,277,309	1,259,440
Other noncurrent assets	71,704	48,398
Total assets	$8,761,554	$8,841,819
Liabilities and equity
Current liabilities:
Accounts payable	$445,709	$433,988
Accounts payable to affiliates	22,660	14,988
Advances from affiliates	98,994	—
Accrued expenses and other current liabilities	302,299	307,939
Current maturities of long-term debt	5,694	5,084
Total current liabilities	875,356	761,999
Revolving line of credit	675,000	450,000
Long-term debt, net	3,514,261	1,502,531
Deferred tax liability	668,188	694,383
Other noncurrent liabilities	168,771	170,169
Total liabilities	5,901,576	3,579,082
Commitments and contingencies (Note 11)
Equity:
Limited partners:
Common unitholders - public (49,588,960 units issued and outstanding as of June 30, 2016 and December 31, 2015)	1,763,151	1,768,890
Common unitholders - affiliated (45,750,826 units issued and outstanding as of June 30, 2016 and 37,776,746 units issued and outstanding as of December 31, 2015)	1,096,827	1,275,558
Class A unitholders - held by subsidiary (no units issued and outstanding as of June 30, 2016 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of June 30, 2016 and no units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	2,859,978	3,044,448
Predecessor equity	—	2,218,289
Total equity	2,859,978	5,262,737
Total liabilities and equity	$8,761,554	$8,841,819

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

SUNOCO LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except unit and per unit amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Retail motor fuel	$1,384,858	$1,649,199	$2,500,573	$3,016,855
Wholesale motor fuel sales to third parties	1,996,716	2,845,635	3,492,590	5,282,137
Wholesale motor fuel sales to affiliates	9,710	3,972	16,839	4,939
Merchandise	576,594	560,680	1,100,688	1,043,803
Rental income	22,575	20,534	44,699	40,316
Other	61,714	46,064	99,091	88,886
Total revenues	4,052,167	5,126,084	7,254,480	9,476,936
Cost of sales
Retail motor fuel	1,229,528	1,509,411	2,213,970	2,729,650
Wholesale motor fuel	1,842,464	2,686,740	3,194,308	5,031,539
Merchandise	389,303	383,869	747,018	718,791
Other	10,305	854	19,874	2,513
Total cost of sales	3,471,600	4,580,874	6,175,170	8,482,493
Gross profit	580,567	545,210	1,079,310	994,443
Operating expenses
General and administrative	73,723	65,941	118,914	106,200
Other operating	266,788	249,442	515,793	493,032
Rent	35,639	35,791	69,096	69,117
Loss on disposal of assets	1,501	178	2,715	147
Depreciation, amortization and accretion	78,724	70,200	156,790	136,943
Total operating expenses	456,375	421,552	863,308	805,439
Income from operations	124,192	123,658	216,002	189,004
Interest expense, net	50,587	21,198	78,276	29,175
Income before income taxes	73,605	102,460	137,726	159,829
Income tax expense	1,468	8,926	3,580	16,989
Net income and comprehensive income	72,137	93,534	134,146	142,840
Less: Net income and comprehensive income attributable to noncontrolling interest	—	847	—	1,693
Less: Preacquisition income allocated to general partner	—	57,820	—	89,208
Net income and comprehensive income attributable to partners	$72,137	$34,867	$134,146	$51,939
Net income per limited partner unit:
Common (basic and diluted)	$0.53	$0.87	$1.01	$1.31
Subordinated (basic and diluted)	$—	$0.87	$—	$1.31
Weighted average limited partner units outstanding:
Common units - public (basic)	49,588,960	20,036,329	49,588,960	20,036,329
Common units - public (diluted)	49,644,916	20,077,865	49,644,916	20,077,865
Common units - affiliated (basic and diluted)	45,750,826	4,858,330	41,807,600	4,460,589
Subordinated units - affiliated	—	10,939,436	—	10,939,436
Cash distribution per common unit	$0.8255	$0.6934	$1.6428	$1.3384

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.

Key operating metrics set forth below are presented as of and for the three months ended June 30, 2016 and 2015 and have been derived from our historical consolidated financial statements.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance (in thousands, except gross profit per gallon):

	For the Three Months Ended June 30,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Revenues
Retail motor fuel	$—	$1,384,858	$1,384,858	$—	$1,649,199	$1,649,199
Wholesale motor fuel sales to third parties	1,996,716	—	1,996,716	2,845,635	—	2,845,635
Wholesale motor fuel sales to affiliates	9,710	—	9,710	3,972	—	3,972
Merchandise	—	576,594	576,594	—	560,680	560,680
Rental income	19,137	3,438	22,575	11,485	9,049	20,534
Other	7,281	54,433	61,714	6,270	39,794	46,064
Total revenues	$2,032,844	$2,019,323	$4,052,167	$2,867,362	$2,258,722	$5,126,084
Gross profit
Retail motor fuel	$—	$155,330	$155,330	$—	$139,788	$139,788
Wholesale motor fuel	163,962	—	163,962	162,867	—	162,867
Merchandise	—	187,291	187,291	—	176,811	176,811
Rental and other	25,006	48,978	73,984	16,926	48,818	65,744
Total gross profit	$188,968	$391,599	$580,567	$179,793	$365,417	$545,210
Net income (loss) and comprehensive income (loss) attributable to partners	$83,171	$(11,034)	$72,137	$30,657	$4,210	$34,867
Adjusted EBITDA attributable to partners (2)	$77,338	$86,660	$163,998	$61,457	$76,953	$138,410
Distributable cash flow attributable to partners, as adjusted (2)			$92,225			$39,293
Operating Data
Total motor fuel gallons sold:
Retail		641,198	641,198		639,148	639,148
Wholesale	1,315,728		1,315,728	1,285,041		1,285,041
Motor fuel gross profit (cents per gallon) (1):
Retail		24.0¢			21.4¢
Wholesale	8.8¢			8.6¢
Volume-weighted average for all gallons			13.8¢			12.9¢
Retail merchandise margin		32.5%			31.5%

(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. We define Adjusted EBITDA to include adjustments for non-cash compensation expense, gains and losses on disposal of assets, unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2020 and 2023 Senior Notes that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

Exhibit 99.1

We believe EBITDA, Adjusted EBITDA, and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for, capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

Exhibit 99.1

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended June 30, 2016 and 2015 (in thousands):

	For the Three Months Ended June 30,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Net income (loss) and comprehensive income (loss)	$83,171	$(11,034)	$72,137	$90,894	$2,640	$93,534
Depreciation, amortization and accretion	17,423	61,301	78,724	15,459	54,741	70,200
Interest expense, net	16,241	34,346	50,587	5,313	15,885	21,198
Income tax expense (benefit)	606	862	1,468	(262)	9,188	8,926
EBITDA	$117,441	$85,475	$202,916	$111,404	$82,454	$193,858
Non-cash stock compensation expense	2,796	583	3,379	1,121	1,275	2,396
Loss (gain) on disposal of assets	(351)	1,852	1,501	(11)	189	178
Unrealized loss on commodity derivatives	5,570	—	5,570	786	—	786
Inventory fair value adjustment	(48,118)	(1,250)	(49,368)	(51,843)	(3,002)	(54,845)
Adjusted EBITDA	$77,338	$86,660	$163,998	$61,457	$80,916	$142,373
Adjusted EBITDA attributable to noncontrolling interest	—	—	—	—	3,963	3,963
Adjusted EBITDA attributable to partners	$77,338	$86,660	$163,998	$61,457	$76,953	$138,410
Cash interest expense (3)			47,819			15,088
Income tax expense (benefit) (current)			288			(259)
Maintenance capital expenditures			23,944			4,074
Preacquisition earnings			—			82,914
Distributable cash flow attributable to partners			$91,947			$36,593
Transaction-related expense			278			2,700
Distributable cash flow attributable to partners, as adjusted			$92,225			$39,293

(3)	Reflects the Partnership’s cash interest paid less the cash interest paid on our VIE debt of $4.0 million during the three months ended June 30, 2015.

Capital Spending

SUN's gross capital expenditures for the second quarter were $74.2 million, which included $50.3 million for growth capital and $23.9 million for maintenance capital.  Approximately $24.7 million of the growth capital spent was for the construction of new-to-industry sites, of which six were opened in the second quarter, with 23 currently under construction.

SUN expects capital spending for the full year 2016, excluding acquisitions, to be within the following ranges ($ in millions)

Growth		Maintenance
Low	High	Low	High
$380	$400	$100	$110

Growth capital spending includes the construction of at least 35 new-to-industry sites that SUN expects to complete in 2016.